Exhibit 99.1

NEWS RELEASE
Royal Gold Reports Strong Third Quarter Results, Including Record Operating Cash Flow and Gold Equivalent Ounce Sales, Additional Share Repurchases and Full Repayment of Debt after Quarter End
DENVER, COLORADO. NOVEMBER 4, 2026: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold,” the “Company,” “we,” “us,” or “our”) released financial results for the quarter ended September 30, 2026 ("third quarter").
"Strong third quarter results extended the positive momentum from the first half of the year,” commented Bill Heissenbuttel, President and CEO of Royal Gold. “Our large and diversified portfolio has generated significant cash flow since we closed the Sandstorm and Horizon transaction in October 2025, allowing us to rapidly pay down debt and rebuild our liquidity. We had $1.225 billion of debt outstanding immediately after closing and initially expected to repay it within two years. Just under one year later, we fully repaid that balance while also funding our regular quarterly dividend, repurchasing shares, and meeting our investment commitments at the Warintza Project. Looking ahead, our portfolio continues to perform well. We remain on track to meet our full-year guidance for gold sales, expect to be at or exceed the top end of our guidance ranges for silver and copper, and we have raised our sales guidance for other metals."
Third Quarter Highlights
Financial/Operating
•Revenue of $464.8 million (compared to $252.1 million in the prior year period)
•Revenue split by commodity: 73% gold, 14% silver, 10% copper
•Record operating cash flow of $344.4 million (compared to $174.0 million in the prior year period)
•Net income of $227.4 million ($2.68 per share), and adjusted net income1 of $238.3 million ($2.80 per share) (compared to $126.8 million and $136.2 million, respectively, in the prior year period)
•Record sales volume of 109,000 GEOs2 (compared to 72,900 in the prior year period)
•Adjusted EBITDA margin1 of 84% (compared to 82% in the prior year period)
Corporate
•Repaid $250 million on the revolving credit facility
•Increased total available liquidity to approximately $1.48 billion
•Paid quarterly dividend of $0.475 per share, a 6% increase over the prior year period
•Repurchased 190,045 shares at an average price of $259.83 per share, for total consideration of $49 million
1 Adjusted net income, adjusted net income per share and adjusted EBITDA margin are non-GAAP financial measures. See Schedule A of this press release for additional information, including reconciliations to the most directly comparable GAAP measures.
2 See Schedule A of this press release for additional information about gold equivalent ounces, or GEOs.

Post-Quarter Events
•Received the second delivery of 11,111 ounces of gold on October 2, 2026, from the Deferred Gold Consideration related to the Mount Milligan Cost Support Agreement, which were sold for proceeds of $46 million
•Repaid the remaining $150 million on the revolving credit facility on October 19, 2026, leaving the full $1.4 billion credit facility undrawn and available
•Documents finalized for the final $50 million advance payment to Solaris Resources Inc. ("Solaris") under the gold stream and royalty agreements for the Warintza Project
Revenue Summary

	Three Months Ended September 30,			Nine Months Ended September 30,
Revenue (millions)	2026	2025	% Change	2026	2025	% Change
Gold	$340.3	$196.6	73%	$1,018.1	$506.6	101%
Silver	64.1	30.3	112%	192.7	78.0	147%
Copper	45.0	16.4	175%	129.6	48.0	170%
Other Metals	15.3	8.8	74%	44.1	22.6	95%
Total revenue	$464.8	$252.1	84%	$1,384.4	$655.1	111%
GEOs[2]	109,000	72,900	50%	305,300	204,400	49%
Revenue split stream / royalty	68% / 32%	66% / 34%		68% / 32%	64% / 36%
Outlook for 2026
Royal Gold provided guidance for 2026 metal sales, depreciation, depletion and amortization ("DD&A") expense and effective tax rate in March 2026. Based on strong year-to-date sales, we are raising our full-year sales guidance for other metals and expect to be at or exceed the top end of our guidance ranges for silver and copper. We continue to expect gold sales, DD&A expense and the effective tax rate to be within the original ranges. The table below shows the original and revised guidance ranges, along with actual results through September 30, 2026.

		2026 Guidance Ranges (Original)	Actual Through September 30, 2026	2026 Guidance Ranges (Revised)*
Total Sales
Gold	(oz)	290,000–320,000	224,265	290,000–320,000
Silver	(M oz)	3.0–3.5	2.6	3.0–3.5
Copper	(M lb)	21.0–25.0	21.3	21.0–25.0
Other Metals	($M)	$34–$38	$44	$53–$56
DD&A	($M)	$339–379	$269	$339–379
Effective Tax Rate		17–22%	20.1%**	17–22%
* Revised range shown in bold.
** Year to date effective tax rate excluding discrete tax items.

Corporate Activity
Buyback and Cancellation of Shares
During the third quarter, and in accordance with the previously announced $500 million share repurchase program approved by the Board of Directors on May 4, 2026, we repurchased 190,045 shares at an average price of $259.83 per share, for total consideration of $49 million. From the date of approval of the repurchase program through September 30, 2026, we repurchased a total of 337,250 shares at an average price of $235.37 per share, for total consideration of $79 million. The repurchased shares were cancelled and 84,493,627 shares remain outstanding as of September 30, 2026.
The manner, timing, pricing and amount of any repurchases under the program will be subject to management's discretion and may be based upon market conditions and alternative opportunities for the use or investment of capital.
Finalization of Documentation for Final Advance to Solaris Resources for Warintza Project
Subsequent to the end of the quarter, we formalized the outstanding security documents with Solaris required to fund the final $50 million of the total $200 million advance payment under the gold stream and royalty agreements for the Warintza Project in Ecuador, dated May 21, 2025. We anticipate making the final payment after registration of the security documents is completed in the coming days. The funding provides Solaris with additional financial flexibility to advance its social, permitting, technical and operational workstreams in parallel as it progresses Warintza toward a fully permitted project.
Portfolio Revenue and Developments
Overall Revenue and Average Metal Prices

	Three Months Ended September 30,				Nine Months Ended September 30,
Revenue by Region (millions)	2026		2025		2026		2025
North America	$257.4	55%	$182.0	72%	$765.7	55%	$483.1	74%
South and Central America	111.5	24%	32.2	13%	321.3	23%	73.7	11%
Europe, Middle East, Africa (EMEA)	78.5	17%	27.3	11%	248.6	18%	70.1	11%
Australia Pacific	17.4	4%	10.6	4%	48.8	4%	28.4	4%
Total revenue	$464.8		$252.1		$1,384.4		$655.1
* Percentages may not sum to 100% due to rounding

		Three Months Ended September 30,			Nine Months Ended September 30,
Average Metal Prices		2026	2025	Change	2026	2025	Change
Gold	($/oz)	$4,262	$3,457	23%	$4,545	$3,201	42%
Silver	($/oz)	$62.59	$39.40	59%	$73.24	$35.05	109%
Copper	($/lb)	$6.40	$4.44	44%	$6.09	$4.33	41%

North America
Revenue by Stream/Royalty Interest (thousands)

			Three Months Ended September 30,		Nine Months Ended September 30,
Stream/Royalty	Metal(s)	Current Stream/Royalty Interest*	2026	2025	2026	2025
Mount Milligan**	Gold, copper	35% of payable gold and 18.75% of payable copper	$82,779	$61,057	$197,677	$167,520
Pueblo Viejo**	Gold, silver	7.5% of Barrick's interest in payable gold and 75% of Barrick's interest in payable silver	45,195	28,140	145,968	82,509
Cortez**
Legacy Zone	Gold	Approx. 9.0% GSR Equivalent	29,083	6,782	61,821	26,432
CC Zone	Gold	Approx. 1.6%–2.6% GSR Equivalent	8,641	10,412	27,085	22,054
Peñasquito	Gold, silver, lead, zinc	2.0% NSR	23,029	18,911	63,805	50,626
Rainy River	Gold, silver	6.5% of gold produced and 60% of silver produced	21,616	21,307	78,608	40,824
Greenstone	Gold	2.375% of payable gold	6,023	–	20,267	–
Voisey's Bay	Copper, nickel, cobalt	2.7% NVR	4,759	4,308	17,118	9,973
Robinson	Gold, copper	3.0% NSR	3,916	4,104	13,708	13,197
Manh Choh	Gold, silver	3.0% NSR, 28% NSR (silver)	3,431	6,291	13,202	18,221
Black Fox	Gold	8% of payable gold (Black Fox), 6.3% of payable gold (Black Fox Extension)	3,144	–	5,315	–
Leeville	Gold	1.8% NSR	2,833	2,696	10,348	6,856
South Arturo	Silver	40% of silver produced	2,678	–	8,698	–
LaRonde Zone 5	Gold	2.0% NSR	2,193	6,613	8,154	8,715
Côté Gold	Gold	1.0% NSR	2,136	2,288	6,688	5,348
Other - North America	Various	Various	15,895	9,071	87,266	30,786
Total revenue - North America			$257,351	$181,980	$765,728	$483,061

* For a full description of the Company’s stream and royalty interests, refer to our 2025/2026 Asset Handbook, published on March 31, 2026, and available on our website.
** Principal Property
NOTABLE PRODUCING PROPERTY DEVELOPMENTS
Mount Milligan: On October 29, 2026, Centerra Gold Inc. (“Centerra”) reported third quarter production of 44,070 ounces of gold, a 15% increase over the previous quarter and consistent with the production profile previously outlined. Copper production was 12.8 million pounds, largely in line with the previous quarter, reflecting planned mine sequencing. Centerra further reported that year-to-date gold and copper production remains aligned with the prefeasibility study ("PFS") mine plan and that production remains on track to achieve 2026 guidance of 140,000 to 155,000 ounces of gold and 50 to 60 million pounds of copper.
Pueblo Viejo: On October 22, 2026, Newmont Corporation ("Newmont"), the 40% non-operating joint venture partner, reported that gold production decreased 10% in the third quarter over the prior year period, due to lower ore grade, throughput and recovery, partially offset by a drawdown of in-circuit inventory.

Cortez: Production attributable to our royalty interest at the Cortez Complex was approximately 198,700 ounces of gold for the third quarter, of which 71,600 ounces were attributable to the Legacy Zone and 127,100 ounces were attributable to the CC Zone, compared to approximately 202,200 ounces of gold for the third quarter of 2025, of which 20,600 ounces were attributable to the Legacy Zone and 181,600 ounces were attributable to the CC Zone. With respect to the Fourmile development project, fully covered by Royal Gold's royalty interests at the Cortez Complex, on August 10, 2026, Barrick Mining Corporation ("Barrick") and Newmont reported that they had reached a comprehensive settlement with respect to governance of the Nevada Gold Mines Joint Venture ("NGM"). The partners also agreed that Fourmile would be contributed to NGM. Barrick further reported that 20 rigs were active on site at Fourmile, focused on resource conversion drilling for the PFS targeted for completion in 2028.
Peñasquito: On October 22, 2026, Newmont reported that third quarter gold production was lower than in the prior year period, primarily due to lower ore grade and recovery, while strong third quarter co-product production reflected higher throughput, grades and recoveries. Newmont further reported that fourth quarter 2026 silver production is expected to be half of third quarter volume, and lower silver, lead and zinc production is expected in 2027.
Greenstone: On September 29, 2026, Equinox Gold Corp. (“Equinox”) provided an update on exploration at the Greenstone mine. According to Equinox, the first major exploration program since 2020 is underway to target underground extensions and near-pit mineral resource growth. The objectives of the program are to convert higher-grade underground and satellite mineral resources, extend the mine life through regional deposits, and optimize throughput beyond the current nameplate capacity of 27,000 tonnes per day.
Manh Choh: On October 28, 2026, Contango Silver and Gold Inc. (“Contango”) reported that the third ore processing campaign of 2026 began on August 20th and concluded on September 24, earlier than planned due to persistent above average rainy conditions throughout September. Contango expects the remaining ore originally scheduled for the third campaign will now be processed during the fourth campaign of 2026, which is scheduled to begin in November. Contango expects 2026 production to be toward the lower end of its approximate 133,000 to 150,000 gold equivalent ounce guidance range (100% basis).
Côté Gold: On October 21, 2026, IAMGOLD Corporation ("IAMGOLD") reported third quarter gold production of 92,000 ounces (100% basis) and expects higher production in the fourth quarter driven by higher grades from mine sequencing and increased processing rates. IAMGOLD expects 2026 production to be at the lower end of the guidance range of 390,000 to 440,000 ounces (100% basis). IAMGOLD further expects to announce an updated Côté Gold mine plan and mineral reserve estimate in the fourth quarter of 2026, which is expected to demonstrate a significant expansion of mineral reserves and life of mine, while outlining near-term opportunities to progressively increase plant throughput beyond the current nameplate to support sustained processing rates of approximately 40,000 tonnes per day.
Red Chris (1.0% NSR royalty): On October 22, 2026, Newmont provided an update on the block cave project to expand the Red Chris mine. According to Newmont, the feasibility study is nearing completion with a full-funds investment decision expected in early 2027. Subject to approval, construction is expected to start in 2027 and commercial production is targeted for 2033. Newmont reported that the first phase of the project is expected to produce three million ounces of gold and more than 850 thousand tonnes of copper over its initial 13-year cave life, with average annual production expected to ramp up to between 275,000 and 325,000 ounces of gold and between 65,000 and 85,000 tonnes of copper from 2035 to 2040. Newmont further expects the initial block cave project to establish the foundation for subsequent phased development, including additional macro blocks, the East Ridge, and other high-confidence exploration targets, which are not included in the project metrics presented above. According to Newmont, the Red Chris mine has the potential for up to 70 years of mine life.

NOTABLE DEVELOPMENT PROPERTY ACTIVITY
Great Bear (2.0% NSR royalty): On October 28, 2026, Kinross Gold Corporation ("Kinross") provided an update on activity at the Great Bear Project in Ontario. According to Kinross, Advanced Exploration ("AEX") surface construction is now substantially complete and the North and South underground declines continue to progress, with a combined total of over 500 metres of development completed to date. Kinross also reported that detailed engineering for the Main Project is over 55% complete and federal and provincial permitting is progressing. Subsequent to the end of the quarter, we received notice from Kinross of their intention to exercise the buyback of 25% of the royalty at our acquisition cost plus inflation, which would reduce our royalty interest to a 1.50% NSR in return for a cash payment of approximately $43 million.
Lawyers-Ranch (0.5% NSR royalty on Lawyers, 2.0% NSR royalty on Ranch): On September 28, 2026, Thesis Gold & Silver Inc. ("Thesis") announced the submission of a Detailed Project Description for the Lawyers-Ranch Gold-Silver Project in north-central British Columbia to the British Columbia Environmental Assessment Office ("EAO"). According to Thesis, the submission represents an important milestone in the Environmental Assessment process and provides the basis for the EAO to undertake its Readiness Decision for the Project.
Troilus (1.0% NSR): On September 9, 2026, Troilus Mining Corp. (“Troilus”) announced the results of an updated NI 43-101 Technical Report (“Technical Report”) for the gold-copper Troilus Project located in north-central Quebec. According to Troilus, the Technical Report outlines a large-scale mine with life-of-mine payable production estimated at 5.63 million ounces of gold, 472 million pounds of copper and 10.88 million ounces of silver over a mine life of approximately 26 years. Troilus further disclosed on September 28, 2026, that it is working to complete a broader financing package after receiving a commitment letter for US$850 million in debt financing to support project development.
South and Central America
Revenue by Stream/Royalty Interest (thousands)

			Three Months Ended September 30,		Nine Months Ended September 30,
Stream/Royalty	Metal(s)	Current Stream/Royalty Interest*	2026	2025	2026	2025
Andacollo**	Gold	100% of payable gold	50,090	23,022	126,348	45,255
Xavantina	Gold	25% of gold produced	20,262	5,268	56,791	15,590
Antamina	Copper, zinc, molybdenum	1.66% NPI	12,991	–	39,666	–
Fruta del Norte	Gold, silver	0.9% NSR (precious metals)	5,298	–	14,149	–
Chapada	Copper	3.0% of payable copper	4,254	–	16,783	–
Caserones	Copper, molybdenum	0.63% NSR	3,553	–	14,660	–
Aurizona	Gold	3.0%-5.0% sliding-scale NSR	3,407	–	8,899	–
El Limón	Gold, silver	3.0% NSR	2,647	3,275	10,325	9,577
Cerro Moro	Silver	9% of silver produced	2,427	–	9,932	–
Vale Northern and Southeastern Systems	Iron, gold, copper	Various	2,284	–	6,209	–
Other - South and Central America	Various	Various	4,280	647	17,510	3,248
Total revenue - South and Central America			$111,493	$32,212	$321,272	$73,670

* For a full description of the Company’s stream and royalty interests, refer to our 2025/2026 Asset Handbook, published on March 31, 2026, and available on our website.
** Principal Property

NOTABLE PRODUCING PROPERTY DEVELOPMENTS
Andacollo: On October 29, 2026, Teck Resources Limited (“Teck”) reported that third quarter production was significantly impacted by extreme weather conditions, including heavy rainfall and flooding that resulted in an extended suspension of operations and a phased restart of processing activities. According to Teck, production improved progressively through the quarter as operations were restored and plant throughput increased in September and returned to full production by month end. Teck now expects 2026 copper production to be at the low end of the previous guidance range of 45,000 to 55,000 tonnes. Gold and copper grades have been relatively well correlated at Andacollo and gold production has tended to track copper production, although there can be no assurance that these correlations will continue in the future.
Xavantina: On November 2, 2026, Ero Copper Corp. ("Ero") reported that third quarter gold production increased 23% over the second quarter to 25,258 ounces, supported by increased ounces recovered from historic gold concentrate stockpiles. Ero further reported that gold production in 2026 is expected to total 75,000 to 80,000 ounces, including 30,000 to 35,000 ounces of mined production (down from prior guidance of the low end of the 40,000 to 50,000 ounce range) and approximately 45,000 ounces recovered from historic gold concentrate stockpiles. Ero expects mined production to increase in the fourth quarter supported by higher mining rates and grades, and further gold recovered from historic stockpiles of approximately 15,000 ounces.
Antamina: On October 29, 2026, Teck reported third quarter production of 123,000 tonnes of copper and 38,500 tonnes of zinc (100% basis), compared to 104,300 tonnes of copper and 126,700 tonnes of zinc in the prior year period. According to Teck, compared to the prior year period, copper production was higher primarily due to higher copper head grades and strong concentrator performance, and zinc production was lower due to the higher ratio of copper to zinc ore processed. Teck also reaffirmed guidance for 2026 production of 422,000 to 467,000 tonnes of copper, and 156,000 to 200,000 tonnes of zinc (100% basis).
Fruta del Norte: On October 8, 2026, Lundin Gold Inc. ("Lundin Gold") reported third quarter gold production of 153,736 ounces, the highest quarterly production since the start of commercial production, with 2026 gold production expected to be within the guidance range of 475,000 to 525,000 ounces. On October 26, 2026, Lundin Gold further reported strong results from its ongoing conversion and near-mine exploration drilling programs. According to Lundin Gold, the near-mine exploration programs continue to deliver exceptional results at FDNS, FDN East, and Bonza Sur, and the potential of these gold deposits combined with the FDN deposit provides increasing confidence in sustained production at current levels over the long term.
Chapada: On August 5, 2026, Lundin Mining Corporation ("Lundin Mining") provided an update on the Saúva growth project. Lundin Mining reported that earthworks for the additional ball mill began in July 2026, with construction expected to commence by year-end and commissioning in late 2027. Lundin Mining also expects to complete an updated technical report for the Chapada mine and Saúva project in the fourth quarter of 2026, with Saúva permitting continuing alongside further design and engineering work.
Caserones: On August 18, 2026, Lundin Mining reported that a second winter storm had disrupted operations and caused additional unplanned downtime, and copper production guidance for 2026 was lowered to between 120,000 and 130,000 tonnes from the prior range of 130,000 to 140,000 tonnes.
NOTABLE DEVELOPMENT PROPERTY ACTIVITY
MARA (NSR royalty with gold stream option): On October 2, 2026, Glencore plc ("Glencore") announced that it received approval for MARA under Argentina's Incentive Regime for Large Investments ("RIGI"). Glencore also reported progress on the restart of Alumbrera, which it described as a natural enabler for the MARA project. According to Glencore, the restart is designed to reduce ramp-up risk for the concentrator and downstream logistics, maintain and retrain the workforce ahead of first ore at MARA, and keep in operation critical infrastructure that is ultimately expected to be shared with MARA, generating operational synergies.

Corani (2.75% NSR): On August 12, 2026, Highlander Silver Corp. ("Highlander Silver") reported that development work on the camp, roads, site earthworks and electrical substation is underway at the Corani Silver Project in Peru. Highlander Silver expects to complete an updated feasibility study based on a staged-development approach in the fourth quarter of 2026. Further, on September 23, 2026, Highlander Silver announced that it is working to raise a fully underwritten $330 million senior secured project finance facility to fund development and construction of the Project, with closing expected in the first quarter of 2027.
EMEA
Revenue by Stream/Royalty Interest (thousands)

			Three Months Ended September 30,		Nine Months Ended September 30,
Stream/Royalty	Metal(s)	Current Stream/Royalty Interest*	2026	2025	2026	2025
Kansanshi**	Gold	75 ounces of gold per million pounds of recovered copper produced	$30,815	$–	$90,629	$–
Khoemacau	Silver	100% of payable silver	19,850	12,047	59,184	32,247
Wassa	Gold	10.5% of payable gold	16,888	15,240	54,275	37,808
Bonikro	Gold	3.5% of gold produced	4,601	–	23,198	–
Houndé	Gold	2.0% NSR	3,445	–	12,858	–
Blyvoor	Gold	10% of payable gold	2,054	–	6,674	–
Other - EMEA	Various	Various	840	–	1,799	–
Total revenue - EMEA			$78,493	$27,287	$248,617	$70,055

* For a full description of the Company’s stream and royalty interests, refer to our 2025/2026 Asset Handbook, published on March 31, 2026, and available on our website.
** Principal Property
NOTABLE PRODUCING PROPERTY DEVELOPMENTS
Kansanshi: On October 28, 2026, First Quantum Minerals Ltd. ("First Quantum") reported third quarter copper production of 45,843 tonnes, an increase of 1,846 tonnes from the previous quarter due to improved throughput. According to First Quantum, the new S3 concentrator sustained throughput above design capacity supported by higher operating time, strong utilization, and improved milling rates. First Quantum revised 2026 copper production guidance to 175,000 – 185,000 tonnes from the previous 175,000 to 205,000 tonnes.
Khoemacau: On October 14, 2026, MMG Limited ("MMG") reported third quarter silver production of 359,899 ounces, 32% higher than in the prior year period, driven by higher silver grades and improved metallurgical recovery. MMG also reported continued progress on the expansion to 130,000 tonnes of copper in copper concentrate per year, with construction activities continuing to advance across boxcut and infrastructure works, surface infrastructure construction and process plant foundations. MMG further reported that a PFS is underway to evaluate further expansion potential of up to 200,000 tonnes per year.
Wassa: On August 28, 2026, Chifeng Jilong Gold Mining Group Limited ("Chifeng") reported that three open pits are now delivering stable ore supply in the Benso area, the DMH open pit has achieved stable ore delivery, and production is progressively ramping up through the deployment of additional contractor equipment and expanded working faces in the B-shoot main area. Chifeng also reported positive results from exploration drilling including a clear southward extension trend with a notable increase in Indicated Mineral Resources at the BSM orebody at the Wassa mining area, significant open-pit expansion potential identified with continuous mineralization along favorable structural trends at the Benso and DMH mining areas, and infill drilling confirming the consistency of mineralization and enabling an upgrade in resource classification at ADK.

Platreef (37.5% of payable gold): On November 3, 2026, Ivanhoe Mines Ltd. ("Ivanhoe") reported that Platreef, which is still ramping up, produced 4,552 ounces of combined platinum, palladium, rhodium and gold in the third quarter, up from 1,538 ounces in the second quarter. Ivanhoe expects milling to progressively increase over the next few months, with the Phase 1 concentrator milling approximately 70% of design in October 2026. Ivanhoe also reported that construction of the 3.3 million tonnes per year Phase 2 concentrator is advancing on schedule for completion by the end of 2027.
NOTABLE DEVELOPMENT PROPERTY ACTIVITY
Hod Maden (15% joint venture interest and various royalty interests): Construction activity by Lidya Madençilik, the Hod Maden project operator, continued during the third quarter with work underway on the main access and Saliçor tunnels, and earthworks progressing for the camp, process plant and underground portal platforms. As of September 30, 2026, overall project progress was approximately 30% (with engineering 74% complete, tendering and procurement 45% complete, and construction 16% complete) and cumulative expenditures were approximately $256 million.
Australia Pacific
Revenue by Stream/Royalty Interest (thousands)

			Three Months Ended September 30,		Nine Months Ended September 30,
Stream/Royalty	Metal(s)	Current Stream/Royalty Interest*	2026	2025	2026	2025
South Laverton	Gold	1.5% NSR, 4.0% NPI	5,124	2,994	12,197	8,375
Woodlawn	Various	80% of silver produced, A$1M per 1.0 Mt tailings ore processed	$3,151	$—	$5,314	$—
Bellevue	Gold	2.0% NSR	$2,623	$2,125	$10,038	$5,971
King of the Hills	Gold	1.5% NSR	2,073	1,779	6,827	4,908
Other - Australia Pacific	Various	Various	4,458	3,691	14,436	9,108
Total revenue - Australia Pacific			$17,429	$10,589	$48,812	$28,362

* For a full description of the Company’s stream and royalty interests, refer to our 2025/2026 Asset Handbook, published on March 31, 2026, and available on our website.
NOTABLE PRODUCING PROPERTY DEVELOPMENTS
Bellevue: On September 21, 2026, Bellevue Gold Limited ("Bellevue") reaffirmed gold production guidance of 150,000 to 170,000 ounces for the fiscal year ending June 30, 2027. Bellevue further reported that the ramp-up of the new mining contractor was slower than expected, with impacts expected to be confined largely to the September 2026 quarter and the deferred production to be recovered in subsequent quarters.
King of the Hills: On October 22, 2026, Vault Minerals Limited ("Vault") reported that the stage 2 processing facility upgrade to increase throughput capacity to 7.5 to 8.0 million tonnes per year was completed ahead of schedule and on budget. Vault reported that performance testing was scheduled for late October 2026, after which the upgraded facility is expected to be fully commissioned.

Third Quarter 2026 Overview
For the third quarter, we recorded net income attributable to Royal Gold stockholders of $227.4 million, or $2.68 per basic and diluted share, as compared to net income of $126.8 million, or $1.92 per basic and diluted share, for the three months ended September 30, 2025. The increase in net income was primarily attributable to higher revenue and lower acquisition related costs partially offset by higher cost of sales, depletion expense, fair value losses on changes in equity securities and income tax expense, each discussed below.
Revenue
For the third quarter, we recognized total revenue of $464.8 million, comprised of stream revenue of $318.3 million and royalty revenue of $146.5 million at an average gold price of $4,262 per ounce, an average silver price of $62.59 per ounce and an average copper price of $6.40 per pound. This is compared to total revenue of $252.1 million for the three months ended September 30, 2025, comprised of stream revenue of $166.1 million and royalty revenue of $86.0 million, at an average gold price of $3,457 per ounce, an average silver price of $39.40 per ounce and an average copper price of $4.44 per pound.
The increase in our total revenue resulted primarily from higher average gold, silver and copper prices, new revenue of $30.8 million from the Kansanshi stream and $68.1 million from the Sandstorm Gold Ltd. (“Sandstorm”) and Horizon Copper Corp. (“Horizon”) assets, higher sales at Andacollo, Mount Milligan, Pueblo Viejo, and Xavantina, and higher production from the Cortez Legacy Zone. These increases were partially offset by lower sales from Rainy River when compared to the prior year period.
Cost of Sales and Other Costs
Cost of sales, which excludes DD&A, increased to $62.3 million for the three months ended September 30, 2026, from $31.4 million for the three months ended September 30, 2025. The increase compared to the prior year period was primarily due to higher payments for stream deliveries resulting from higher metal prices (except for gold at Mount Milligan), new sales from the Kansanshi stream and Sandstorm and Horizon assets, and higher sales at Andacollo, Mount Milligan, Pueblo Viejo, and Xavantina. These increases were partially offset by lower sales from Rainy River when compared to the prior year period. Cost of sales is specific to our stream agreements and, except for Mount Milligan, is the result of our purchase of metal for a cash payment that is a set contractual percentage of the spot price for that metal near the date of metal delivery. For Mount Milligan, the cash payments under the stream agreement are the lesser of $435 per ounce or the prevailing market price of gold when purchased and 15% of the spot price for copper near the date of metal delivery. Separately, and in addition to the cash payments under the stream agreement, the Mount Milligan Cost Support Agreement provides for cash payments on gold and copper deliveries that are expected to begin after certain thresholds are met or earlier, if metal prices are below certain thresholds and if requested by Centerra.
General and administrative costs increased to $13.2 million for the three months ended September 30, 2026, from $10.2 million for the three months ended September 30, 2025. The increase compared to the prior year period was primarily due to an increase in non-cash stock compensation, and higher employee and office related costs.
DD&A increased to $82.0 million for the three months ended September 30, 2026, from $32.9 million for the three months ended September 30, 2025. The increase was primarily due to additional depletion from the recently acquired Kansanshi stream and Sandstorm and Horizon assets.
For the three months ended September 30, 2025, there were $12.8 million of acquisition related costs related to the Sandstorm and Horizon acquisition.
Fair value losses in equity securities were $15.7 million for the three months ended September 30, 2026 primarily due to the decrease in value of the Entrée Resources Ltd. shares acquired as a result of the Sandstorm and Horizon acquisition.

Interest and other expense decreased to $5.1 million for the three months ended September 30, 2026, from $8.6 million for the three months ended September 30, 2025. The decrease was primarily due to lower interest expense as a result of lower average amounts outstanding under our revolving credit facility compared to the prior year period. For the three months ended September 30, 2026, amounts outstanding under our revolving credit facility averaged $276.1 million at an average all-in borrowing rate of 4.9% compared to average amounts outstanding of $534.5 million at an average all-in borrowing rate of 5.7% for the prior year period.
For the three months ended September 30, 2026, we recorded income tax expense of $57.6 million, compared to $28.7 million for the three months ended September 30, 2025. The income tax expense resulted in an effective tax rate of 20.2% in the current period, compared with 17.9% for the three months ended September 30, 2025.
Cash Flows
Net cash provided by operating activities totaled a record $344.4 million for the three months ended September 30, 2026, compared to $174.0 million for the three months ended September 30, 2025. The increase was primarily due to higher net cash proceeds received from our stream and royalty interests of $187.4 million, lower acquisition related costs of $9.1 million and lower interest payments on outstanding debt of $1.1 million, partially offset by higher income tax payments of $25.4 million and higher general and administrative costs of $0.9 million when compared to the prior year period.
Net cash used in investing activities totaled $2.0 million for the three months ended September 30, 2026, compared to net cash used in investing activities of $985.9 million for the three months ended September 30, 2025. The decrease in cash used was primarily due to lower cash payments for acquisitions compared to $1.0 billion in the prior year period for the Kansanshi gold stream acquisition.
Net cash used in financing activities totaled $340.3 million for the three months ended September 30, 2026, compared to net cash provided by financing activities of $736.6 million for the three months ended September 30, 2025. The period over period change was primarily due to higher debt repayments of $200.0 million, stock repurchase payments of $49.4 million and higher dividend payments of $10.7 million when compared to the prior year period and borrowings on the revolving credit facility of $825.0 million in the prior year period.
Liquidity
Total liquidity at the end of the third quarter was approximately $1.48 billion, which consisted of $226.2 million of working capital and $1.25 billion undrawn and available under the revolving credit facility.
At September 30, 2026, we had $150 million of outstanding debt drawn on the revolving credit facility. Subsequent to the end of the quarter, on October 19, 2026, we fully repaid the outstanding borrowing on the revolving credit facility, resulting in $0 million outstanding and the entire $1.4 billion available as of the date of this press release, excluding the uncommitted accordion feature.
At September 30, 2026, our contractual cash obligations comprised operating leases and the conditional $50.0 million Warintza funding, which we expect to make in the fourth quarter after the registration of security is completed.

Third Quarter 2026 Call Information
Management’s conference call reviewing the third quarter results will be held on Thursday, November 5, 2026, at 12:00 pm Eastern Time (10:00 am Mountain Time). The call will be webcast live and archived on the Company’s website for a limited time.
Dial-In Numbers:    +1 833-461-5787 (North America); toll free
            +1 585-542-9983 (International)
Access Code:        999159628
Webcast URL:        https://events.q4inc.com/attendee/999159628

Corporate Profile
Royal Gold is a high-margin, large-capitalization company that generates strong cash flows from a large and well-diversified portfolio of precious metal streams, royalties and similar production-based interests located in mining-friendly jurisdictions. Royal Gold shares trade under the symbol “RGLD” and provide growth, value, and income investors exposure to the metals & mining industry. The Company’s website is located at www.royalgold.com.
Additional Investor Information
Royal Gold routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Resources tab. Investors and other interested parties are encouraged to enroll at www.royalgold.com to receive automatic email alerts for new postings.
For further information, please contact:
Alistair Baker
Senior Vice President, Investor Relations and Business Development
(303) 573-1660
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from these statements. Forward-looking statements are often identified by words such as “will,” “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project,” or negatives of these words or similar expressions. Forward-looking statements include, among others, statements regarding the following: our expected financial performance and outlook, including our 2026 guidance; operators’ expected operating and financial performance and other anticipated developments relating to their properties and operations, including production, deliveries, estimates of mineral resources and mineral reserves, environmental and feasibility studies, technical reports, mine plans, capital requirements, liquidity and capital expenditures; opportunities for, and anticipated benefits from investments, acquisitions and other transactions; receipt and timing of future metal deliveries and sales of metals; anticipated liquidity, capital resources, financing, and stockholder returns, including share repurchases; borrowings and repayments under our revolving credit facility; and prices for gold, silver, copper and other metals.

Factors that could cause actual results to differ materially from these forward-looking statements include, among others, the following: changes in the price of gold, silver, copper or other metals; operating activities or financial performance of properties on which we hold stream or royalty interests, including variations between actual and forecasted performance, operators’ ability to complete projects on schedule and as planned, operators’ changes to mine plans and mineral reserves and mineral resources (including updated mineral reserve and mineral resource information), liquidity needs, mining and environmental hazards, labor disputes, distribution and supply chain disruptions, permitting and licensing issues, other adverse government or court actions, or operational disruptions; the ultimate timing, outcome, and results of integrating the operations of Royal Gold, Sandstorm and Horizon; failure to realize the anticipated benefits from the Sandstorm and Horizon acquisition in the timeframe expected or at all; risks associated with our equity interests in the Hod Maden project; changes of control of properties or operators; contractual issues involving our stream or royalty agreements; the timing of deliveries of metals from operators and our subsequent sales of metal; risks associated with doing business in foreign countries; increased competition for stream and royalty interests; environmental risks, including those caused by climate change; potential cyber-attacks, including ransomware; our ability to identify, finance, value, and complete investments, acquisitions or other transactions; adverse economic and market conditions; effects of health epidemics and pandemics; changes in laws or regulations governing us, operators or operating properties; changes in management and key employees; and other factors described in our reports filed with the Securities and Exchange Commission, including Item 1A, Risk Factors of our most recent Annual Report. Most of these factors are beyond our ability to predict or control. Other unpredictable or unknown factors not discussed in this release or our reports filed with the Securities and Exchange Commission could also have material adverse effects on forward-looking statements.
Forward-looking statements speak only as of the date on which they are made. We disclaim any obligation to update any forward-looking statements, except as required by law. Readers are cautioned not to place undue reliance on forward-looking statements.
Statement Regarding Third-Party Information
Certain information provided in this press release, including information about mineral resources and reserves, historical production, production estimates, property descriptions, and property developments, was provided to us by the operators of the relevant properties (including limited information provided by the operator of the Hod Maden project in connection with our equity interests and board representation) or is publicly available information filed by these operators with applicable securities regulatory bodies, including the Securities and Exchange Commission. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of any such third-party information and refers the reader to the public reports filed by the operators for information regarding those properties.

ROYAL GOLD, INC.
Consolidated Balance Sheets
(Unaudited, in thousands except share data)

	September 30, 2026	December 31, 2025
ASSETS
Cash and equivalents	$184,538	$233,719
Royalty receivables	138,037	110,846
Income tax receivable	29,629	2,108
Stream inventory	31,544	25,883
Prepaid expenses and other	3,839	4,890
Total current assets	387,587	377,446
Stream and royalty interests, net	8,633,321	8,583,875
Investments	233,875	473,734
Other assets	108,234	102,469
Total assets	$9,363,017	$9,537,524
LIABILITIES
Accounts payable	$4,099	$10,060
Dividends payable	40,176	40,186
Income tax payable	82,314	33,303
Other current liabilities	34,843	37,367
Total current liabilities	161,432	120,916
Debt	146,146	895,436
Deferred tax liabilities	1,149,874	1,190,672
Mount Milligan deferred liability	69,211	69,211
Other liabilities	61,614	55,942
Total liabilities	1,588,277	2,332,177
Commitments and contingencies
EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; and 0 shares issued	–	–
Common stock, $.01 par value, 200,000,000 shares authorized; and 84,493,627 and 84,499,692 shares outstanding, respectively	845	845
Additional paid-in capital	5,876,744	5,928,123
Accumulated other comprehensive income	–	993
Accumulated earnings	1,851,344	1,227,169
Total Royal Gold stockholders’ equity	7,728,933	7,157,130
Non-controlling interests	45,807	48,217
Total equity	7,774,740	7,205,347
Total liabilities and equity	$9,363,017	$9,537,524

ROYAL GOLD, INC.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited, in thousands except share data)

	Three Months Ended		Nine Months Ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Revenue	$464,766	$252,068	$1,384,429	$655,148
Costs and expenses
Cost of sales (excludes depreciation, depletion and amortization)	62,303	31,392	182,734	80,077
General and administrative	13,232	10,213	44,208	31,545
Production taxes	3,501	2,418	10,230	6,381
Depreciation, depletion and amortization	82,004	32,903	269,079	97,051
Acquisition related costs	–	12,798	–	12,798
Total costs and expenses	161,040	89,724	506,251	227,852
Gain on settlement of Relief Canyon fixed obligation	–	–	2,575	–
Operating income	303,726	162,344	880,753	427,296
Fair value changes in equity securities	(15,662)	–	12,151	(35)
Gain on sale of marketable securities	789	–	15,361	–
Interest and other income	2,012	6,781	8,756	11,544
Interest and other expense	(5,119)	(8,616)	(28,372)	(11,317)
Income before income taxes	285,746	160,509	888,649	427,488
Income tax expense	(57,649)	(28,704)	(141,287)	(49,631)
Net income	228,097	131,805	747,362	377,857
Net income attributable to non-controlling interests	(676)	(4,981)	(2,419)	(5,187)
Net income attributable to Royal Gold common stockholders	$227,421	$126,824	$744,943	$372,670
Net income	$228,097	$131,805	$747,362	$377,857
Adjustments to comprehensive income, net of tax:
Realized gain on available-for-sale debt securities	–	–	(993)	–
Comprehensive income	228,097	131,805	746,369	377,857
Comprehensive income attributable to non-controlling interests	(676)	(4,981)	(2,419)	(5,187)
Comprehensive income attributable to Royal Gold stockholders	$227,421	$126,824	$743,950	$372,670
Net income per share attributable to Royal Gold common stockholders:
Basic earnings per share	$2.68	$1.92	$8.78	$5.66
Basic weighted average shares outstanding	84,622,120	65,761,896	84,707,721	65,738,696
Diluted earnings per share	$2.68	$1.92	$8.75	$5.65
Diluted weighted average shares outstanding	84,892,290	65,831,341	85,012,745	65,814,682
Cash dividends declared per common share	$0.475	$0.450	$1.425	$1.350

ROYAL GOLD, INC.
Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Cash flows from operating activities:
Net income	$228,097	$131,805	$747,362	$377,857
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	82,004	32,903	269,079	97,051
Non-cash employee stock compensation expense	3,284	2,942	10,170	8,853
Fair value changes in equity securities	15,662	–	(12,151)	35
Gain on sale of marketable securities	(789)	–	(15,361)	–
Gain on settlement of Relief Canyon fixed obligation	–	–	(2,575)	–
Deferred tax (benefit) expense	(5,191)	2,934	(14,849)	(8,085)
Other	1,150	(4,608)	4,313	(4,163)
Changes in assets and liabilities:
Royalty receivables	(6,329)	(4,706)	(27,191)	(6,240)
Stream inventory	(1,058)	(7,673)	(5,661)	(8,036)
Income tax receivable	(10,169)	(7,232)	(27,521)	(19,666)
Prepaid expenses and other assets	641	2,306	905	(1,219)
Accounts payable	(536)	541	(5,960)	3,719
Income tax payable	30,698	16,675	49,011	17,919
Other liabilities	6,934	8,083	3,542	5,116
Net cash provided by operating activities	$344,398	$173,970	$973,113	$463,141
Cash flows from investing activities:
Acquisition of stream and royalty interests	(1,017)	(993,504)	(51,048)	(1,164,483)
Proceeds from the sale of marketable securities	(955)	–	50,910	–
Loans to Artmin	–	–	(84,700)	–
Proceeds from the sale of inventory - restricted	–	7,681	–	7,681
Other	(13)	(91)	(274)	(161)
Net cash used in investing activities	$(1,985)	$(985,914)	$(85,112)	$(1,156,963)
Cash flows from financing activities:
Repayment of debt	(250,000)	(50,000)	(750,000)	(50,000)
Borrowings from revolving credit facility	–	825,000	–	825,000
Net payments from issuance of common stock	(15)	(357)	(5,615)	(4,856)
Net proceeds from Sandstorm option exercises	827	–	23,482	–
Distributions to non-controlling interests	(1,508)	(7,336)	(4,829)	(7,336)
Stock repurchase	(49,382)	–	(79,385)	–
Common stock dividends	(40,263)	(29,640)	(120,779)	(88,885)
Other	(2)	(1,054)	(56)	(2,750)
Net cash (used in) provided by financing activities	$(340,343)	$736,613	$(937,182)	$671,173
Net increase (decrease) in cash and equivalents	2,070	(75,331)	(49,181)	(22,649)
Cash and equivalents at beginning of period	182,468	248,180	233,719	195,498
Cash and equivalents at end of period	$184,538	$172,849	$184,538	$172,849

Schedule A – Non-GAAP Financial Measures and Certain Other Measures
Overview of non-GAAP financial measures:
Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.
We have provided below reconciliations of our non-GAAP financial measures to the comparable GAAP measures. We believe these non-GAAP financial measures provide useful information to investors for analysis of our business. We use these non-GAAP financial measures to compare period-over-period performance on a consistent basis and when planning and forecasting for future periods. We believe these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. The adjustments made to calculate our non-GAAP financial measures are subjective and involve significant management judgment. Non-GAAP financial measures used by management in this release or elsewhere include the following:
1.Adjusted earnings before interest, taxes, depreciation, depletion and amortization, or adjusted EBITDA, is a non-GAAP financial measure that is calculated by the Company as net income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. The net income and adjusted EBITDA margins represent net income or adjusted EBITDA divided by total revenue. We consider adjusted EBITDA to be useful because the measure reflects our operating performance before the effects of certain non-cash items and other items that we believe are not indicative of our core operations.
2.Net debt (or net cash) is a non-GAAP financial measure that is calculated by the Company as debt (excluding debt issuance costs) as of a date minus cash and equivalents for that same date. Net debt (or net cash) to trailing twelve months (TTM) adjusted EBITDA is a non-GAAP financial measure that is calculated by the Company as net debt (or net cash) as of a date divided by the TTM adjusted EBITDA (as defined above) ending on that date. Cash and equivalents are subtracted from the GAAP measure because they could be used to reduce our debt obligations. A limitation associated with using net debt (or net cash) is that it subtracts cash and equivalents and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. We believe that investors may find these measures useful to monitor leverage and evaluate the balance sheet.
3.Adjusted net income and adjusted net income per share are non-GAAP financial measures that are calculated by the Company as net income and net income per share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliations below. We consider these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of our operating results excluding items that we believe are not indicative of our fundamental ongoing operations. The tax effect of adjustments is computed by applying the statutory tax rate in the applicable jurisdictions to the income or expense items that are adjusted in the period presented. If a valuation allowance exists, the rate applied is zero.
4.Free cash flow is a non-GAAP financial measure that is calculated by the Company as net cash provided by operating activities for a period minus acquisition of stream and royalty interests for that same period. We believe that free cash flow represents an additional way of viewing liquidity as it is adjusted for contractual investments made during such period. Free cash flow does not represent the residual cash flow available for discretionary expenditures. We believe it is important to view free cash flow as a complement to our consolidated statements of cash flows.
5.Cash general and administrative expense, or cash G&A, is a non-GAAP financial measure that is calculated by the Company as general and administrative expenses for a period minus non-cash employee stock compensation expense for the same period. We believe that cash G&A is useful as an indicator of overhead efficiency without regard to non-cash expenses associated with employee stock compensation.

Reconciliation of non-GAAP financial measures to U.S. GAAP measures
Adjusted EBITDA, Adjusted EBITDA margin, net debt, and net debt to TTM adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in thousands)	2026	2025	2026	2025
Net income	228,097	$131,805	$747,362	$377,857
Depreciation, depletion and amortization	82,004	32,903	269,079	97,051
Non-cash employee stock compensation	3,284	2,942	10,170	8,853
Acquisition related costs	–	12,798	–	12,798
Fair value changes in equity securities	15,662	–	(12,151)	35
Gain on settlement of Relief Canyon fixed obligation	–	–	(2,575)	–
Gain on sale of marketable securities	(789)	–	(15,361)	–
Interest and other, net	3,107	1,835	19,616	(227)
Income tax expense	57,649	28,704	141,287	49,631
Non-controlling interests in operating income of consolidated subsidiaries	(676)	(4,981)	(2,419)	(5,187)
Adjusted EBITDA	$388,338	$206,006	$1,155,008	$540,811
Net income margin	49%	52%	54%	58%
Adjusted EBITDA margin	84%	82%	83%	83%

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,
(amounts in thousands)	2026	2026	2026	2025
Net income	$228,097	$237,559	$281,708	$93,719
Depreciation, depletion and amortization	82,004	96,200	90,875	80,031
Non-cash employee stock compensation	3,284	3,294	3,592	2,952
Acquisition related costs	–	–	–	13,710
Fair value changes in equity securities	15,662	(21,863)	(5,950)	(362)
Gain on settlement of Relief Canyon fixed obligation	–	(2,575)	–	–
Loss (gain) on sale of marketable securities	(789)	(458)	(14,115)	50,017
Interest and other, net	3,107	6,459	10,050	14,838
Income tax expense	57,649	58,241	25,398	52,659
Non-controlling interests in operating income of consolidated subsidiaries	(676)	(1,166)	(578)	(108)
Adjusted EBITDA	$388,338	$375,691	$390,980	$307,456
Net income margin	49%	53%	60%	25%
Adjusted EBITDA margin	84%	83%	83%	82%

TTM adjusted EBITDA	$1,462,465

Debt	$146,146
Debt issuance costs	3,854
Cash and equivalents	(184,538)
Net debt / (cash)	$(34,538)

Net debt / (cash) to TTM adjusted EBITDA	(0.02)x

Cash G&A:

	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in thousands)	2026	2025	2026	2025
General and administrative expense	$13,232	$10,213	$44,208	$31,545
Non-cash employee stock compensation	(3,284)	(2,942)	(10,170)	(8,853)
Cash G&A	$9,948	$7,271	$34,038	$22,692

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,
(amounts in thousands)	2026	2026	2026	2025
General and administrative expense	$13,232	$13,445	$17,531	$17,638
Non-cash employee stock compensation	(3,284)	(3,294)	(3,592)	(2,952)
Cash G&A	$9,948	$10,151	$13,939	$14,686

TTM cash G&A	$48,724

Adjusted net income and adjusted net income per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in thousands, except per share data)	2026	2025	2026	2025
Net income attributable to Royal Gold common stockholders	$227,421	$126,824	$744,943	$372,670
Fair value changes in equity securities	15,662	–	(12,151)	35
Acquisition related costs	–	12,798	–	12,798
Gain on settlement of Relief Canyon fixed obligation	–	–	(2,575)	–
Gain on sale of marketable securities	(789)	–	(15,361)	–
Withholding tax refund		–	–	(11,017)
Discrete tax benefit for basis adjustment, net of valuation allowance	–	–	–	(12,008)
Discrete tax benefit for statutory rate change	–	–	(33,657)	–
Other discrete tax expense (benefit)	–	–	–	(4,256)
Tax effect of adjustments	(4,016)	(3,391)	7,428	(3,401)
Adjusted net income attributable to Royal Gold common stockholders	$238,278	$136,231	$688,627	$354,821

Net income attributable to Royal Gold common stockholders per diluted share	$2.68	$1.92	$8.75	$5.65
Fair value changes in equity securities	0.18	–	(0.14)	–
Acquisition related costs	–	0.19	–	0.19
Gain on settlement of Relief Canyon fixed obligation	–	–	(0.03)	–
Gain on sale of marketable securities	(0.01)	–	(0.18)	–
Withholding tax refund	–	–	–	(0.17)
Discrete tax benefit for basis adjustment, net of valuation allowance	–	–	–	(0.18)
Discrete tax benefit for statutory rate change	–	–	(0.40)	–
Other discrete tax expense (benefit)	–	–	–	(0.06)
Tax effect of adjustments	(0.05)	(0.05)	0.09	(0.05)
Adjusted net income attributable to Royal Gold common stockholders per diluted share	$2.80	$2.06	$8.09	$5.38
Free cash flow:

	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in thousands)	2026	2025	2026	2025
Net cash provided by operating activities	$344,398	$173,970	$973,113	$463,141
Acquisition of stream and royalty interests	(1,017)	(993,504)	(51,048)	(1,164,483)
Loans to Artmin	–	—	(84,700)	—
Free cash flow	$343,381	$(819,534)	$837,365	$(701,342)

Net cash used in investing activities	$(1,985)	$(985,914)	$(85,112)	$(1,156,963)
Net cash (used in) provided by financing activities	$(340,343)	$736,613	$(937,182)	$671,173

Other measures
We use certain other measures in managing and evaluating our business. We believe these measures may provide useful information to investors for analysis of our business. We use these measures to compare period-over-period performance and liquidity on a consistent basis and when planning and forecasting for future periods. We believe these measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. Other measures used by management in this release and elsewhere include the following:
1.Gold equivalent ounces, or GEOs, is calculated by the Company as revenue (in total or by reportable segment) for a period divided by the average LBMA PM fixing price for gold for that same period.
2.Depreciation, depletion, and amortization, or DD&A, per GEO is calculated by the Company as depreciation, depletion, and amortization for a period divided by GEOs (as defined above) for that same period.
3.Working capital is calculated by the Company as current assets as of a date minus current liabilities as of that same date. Liquidity is calculated by the Company as working capital plus available capacity under the Company’s revolving credit facility.
4.Dividend payout ratio is calculated by the Company as dividends paid during a period divided by net cash provided by operating activities for that same period.

Schedule B – Stream Segment Sales, Purchases and Inventories

	Three Months Ended September 30, 2026			Three Months Ended September 30, 2025			As of September 30, 2026	As of June 30, 2026
	Purchases	Sales	Cost	Purchases	Sales	Cost	Inventory	Inventory
Gold Stream	(oz)	(oz)	($/oz)	(oz)	(oz)	($/oz)	(oz)	(oz)
Mount Milligan	10,700	15,200	435	14,800	14,400	435	2,700	7,200
Andacollo	9,800	11,700	632	8,000	6,800	503	2,800	4,700
Pueblo Viejo	8,100	6,900	1,316	8,400	6,100	1,089	8,100	6,900
Kansanshi	7,800	7,300	834	—	—	—	3,000	2,500
Xavantina	6,200	4,800	1,695	2,000	1,600	1,188	2,800	1,300
Rainy River	3,800	4,000	1,056	6,900	5,300	838	1,400	1,600
Wassa	3,500	4,000	843	4,800	4,400	698	1,100	1,700
Greenstone	1,500	1,300	847	—	—	—	600	400
Bonikro	1,100	1,100	400	—	—	—	400	400
Other	1,000	1,300	Varies	—	—	—	400	700
Total Gold Streams	53,500	57,600	893	44,900	38,600	693	23,300	27,400

Silver Stream	(oz)	(oz)	($/oz)	(oz)	(oz)	($/oz)	(oz)	(oz)
Khoemacau	356,600	318,900	12.59	302,800	318,200	7.73	125,000	87,300
Pueblo Viejo[1]	266,100	254,000	19.15	258,700	196,900	12.32	266,100	254,000
Rainy River	66,100	71,800	15.82	71,300	79,400	9.29	17,300	23,000
Woodlawn	57,000	48,100	—	—	—	—	15,800	6,900
South Arturo	42,400	42,400	11.30	—	—	—	—	—
Cerro Moro	37,100	37,100	17.53	—	—	—	—	—
Total Silver Streams	825,300	772,300	14.25	632,800	594,500	9.79	424,200	371,200

Copper Stream	(Mlb)	(Mlb)	($/lb)	(Mlb)	(Mlb)	($/lb)	(Mlb)	(Mlb)
Mount Milligan	2.4	3.1	0.89	2.6	2.6	0.67	—	0.7
Chapada	0.7	0.7	1.81	—	—	—	—	—
Total Copper Streams	3.1	3.8	1.10	2.6	2.6	0.67	—	0.7

Zinc Stream	(Mlb)	(Mlb)	($/lb)	(Mlb)	(Mlb)	($/lb)	(Mlb)	(Mlb)
CEZinc	1.3	1.3	0.31	—	—	—	—	—
Total Zinc Streams	1.3	1.3	0.31	—	—	—	—	—

1.Excludes silver permitted to be deferred under the Pueblo Viejo stream agreement.

	Nine Months Ended September 30, 2026			Nine Months Ended September 30, 2025			As of September 30, 2026	As of December 31, 2025
	Purchases	Sales	Cost	Purchases	Sales	Cost	Inventory	Inventory
Gold Stream	(oz)	(oz)	($/oz)	(oz)	(oz)	($/oz)	(oz)	(oz)
Mount Milligan	33,100	34,200	435	39,100	42,800	435	2,700	3,800
Andacollo	28,700	28,000	686	18,600	14,200	468	2,800	2,100
Kansanshi	22,800	19,800	910	—	—	—	3,000	—
Pueblo Viejo	22,000	21,500	1,357	20,300	19,700	1,011	8,100	7,600
Rainy River	13,600	13,700	1,135	11,600	10,600	797	1,400	1,500
Xavantina	12,900	12,400	1,771	5,300	5,000	835	2,800	2,500
Wassa	10,600	12,000	915	12,700	11,800	637	1,100	2,300
Bonikro	5,400	5,000	400	—	—	—	400	—
Greenstone	5,000	4,400	914	—	—	—	600	—
Other	9,900	9,500	Varies	—	—	—	400	—
Total Gold Streams	164,000	160,500	868	107,600	104,100	632	23,300	19,800

Silver Stream	(oz)	(oz)	($/oz)	(oz)	(oz)	($/oz)	(oz)	(oz)
Khoemacau	834,900	808,700	14.17	946,900	947,800	6.87	125,000	98,800
Pueblo Viejo[1]	691,200	638,800	20.87	660,300	621,000	11.15	266,100	213,600
Rainy River	208,100	207,200	18.10	204,200	201,700	8.45	17,300	16,400
Cerro Moro	134,600	134,600	21.40	—	—	—	—	—
South Arturo	115,400	115,400	14.96	—	—	—	—	—
Woodlawn	89,600	73,700	—	—	—	—	15,800	—
Total Silver Streams	2,073,800	1,978,400	16.70	1,811,400	1,770,500	8.61	424,200	328,800

Copper Stream	(Mlb)	(Mlb)	($/lb)	(Mlb)	(Mlb)	($/lb)	(Mlb)	(Mlb)
Mount Milligan	6.5	7.1	0.89	7.2	7.2	0.63	—	0.7
Chapada	2.9	2.9	1.76	—	—	—	—	—
Total Copper Streams	9.4	10.0	1.15	7.2	7.2	0.63	—	0.7

Zinc Stream	(Mlb)	(Mlb)	($/lb)	(Mlb)	(Mlb)	($/lb)	(Mlb)	(Mlb)
CEZinc	3.8	3.8	0.30	—	—	—	—	—
Total Zinc Streams	3.8	3.8	0.30	—	—	—	—	—

1.Excludes silver permitted to be deferred under the Pueblo Viejo stream agreement.